Exhibit 10.1

Translated from Norwegian

Handelsbanken
Olav V’s gate

OER OIL AS
P.O. Box 1989 Vika
0125 Oslo

Our ref:	Your ref:	Date:
Finn Ove Arnestad	Rune Skogen	Olso, 12 January 2004

OFFER OF FINANCING TO OER OIL AS

With reference to your application and subsequent discussions we are pleased to offer you the following financing for OER Oil As. This offer replaces previous offers:

Drawing facility of USD 5,000,000

Purpose:	The drawing facility (credit line) will function as a liquidity buffer in the day-to-day operations of OER Oil AS.

Term:	The credit will run for one year at a time and will be renewed subject to an ordinary assessment of creditworthiness.

Interest on debits:	At present, 2.50% p.a., quarterly capitalization, LIBOR-based interest rate, on which the bank’s margin at present is 1.40% p.a.

Commission:	At present, 0.15% per quarter calculated on the basis of the quarterly credit limit. The commission is charged in arrears each quarter.

Credit interest:	At present, 0.40% p.a. annual capitalization.

The drawing facility (credit line) will apply to your USD account 8396.04.50100.

Debt instrument loan of NOK 65,000,000

Purpose:	The acquisition of OER Energy AS (formerly Aker Energy AS).

Amount of loan:	NOK 65,000,000

Interest rate:	6 months NIBOR with the addition of a margin of at present 1.40 percentage points p.a.

Interest is calculated on a 365/360 days basis and comes due for payment at the end of each interest rate period.

Term:	2 years.

Installments:	Repayment of the loan will be to the following installment plan:

	July 2004: January 2005: July 2005: January 2006:	NOK 12,000,000 NOK 27,000,000 NOK 13,000,000 NOK 13,000,000

Repayment will coincide with the expiry of the individual interest rate period.

Method of payment: Interest and installments will be charged to our account 9046.10.62287.

Banker’s guarantee in the amount of NOK 16,000,000

Purpose:A guarantee for the cost of the clear-up operations at Brage and Njord.

Amount:Up to NOK 16,000,000 adjusted in line with the Consumer Price Index compiled by Statistics Norway, based on the date on which the guarantee is issued.

Guarantee creditor:Norsk Hydro Produksjon AS and Ministry of Petroleum and Energy.

Term:Until the closure of the fields and completion of the clear-up operation.

Guarantee

Commission:At present 0.35% p.a., which is payable in advance quarterly and will be charged to your account no. 9046.10.62287, first payment due when the guarantee is issued.

Foreign exchange facility

Purpose:Hedging foreign exchange risk.

Period:Up to 12 months.

Limit:The equivalent value of NOK 50,000,000.

Costs:

Cost of establishing the finance offered: Registration fee: Charge certificate: Insurance certificates:	NOK 100,000 NOK 1,850 per document NOK 185 per document As required by the insurance company/companies

These costs will be charged to account No. 9046.10.62287.

Security

The following security will be required for all existing and future balances you have or may acquire in respect of Handelsbanken:

•	First ranking charge in accordance with Section 4-10 of the Mortgages Act on accounts receivable in the nominal value of NOK 30,000,000, owner OER Oil AS.

•	First ranking charge on stocks in the nominal value of NOK 30,000,000, owner OER Oil AS.

•	First ranking charge on sums deposited in bank account No. 9046.10.62325 held by OER Oil AS, nominal value NOK 27,000,000. As a consequence of the acquisition of Aker Energy, OER Oil AS will receive repayment of tax installments in December 2004. The Tax Collector has been informed that repayment is to be to account No. 9046.40.62325.

•	First ranking charge on sums deposited in bank account No. 8396.04.50100 from time to time, owner OER Oil AS.

•	First ranking charge on sums deposited in bank account No. 9046.10.62287 from time to time, owner OER Oil As.

•	Charge on OER Oil AS’ insurance policies. Notification from the insurance company to be submitted to Handelsbanken by the end of February 2004.

Security for specific balances:

•	For the drawing facility (credit line) in the amount of USD 5,000,000 and the debt instrument loan in the amount of NOK 65,000,000 a surety will be furnished by Lundin Petroleum AB with a nominal value of NOK 50,000,000. Lundin Petroleum AB’s liability as surety will expire on 31 January 2006.

•	For the banker’s guarantee in the amount of NOK 16,000,000 a first ranking charge on cash amounts will be furnished to Handelsbanken. The amount will be lodged in a separate account with Handelsbanken. If the guarantee, with adjustment for the Consumer Price Index, exceeds the amount in the charged account, including interest, OER Oil As will deposit an amount sufficient for the security to make up 100% of the guarantee liability of the bank.

Other conditions:

•	Ordinary borrowing conditions will apply in the credit line contract and the instrument of debt, cf. appendices.

•	Existing and new licence shares may not be mortgaged without Handelsbanken’s consent.

•	Handelsbanken is to be supplied with satisfactory documentation concerning the disbursement of paid-up tax in the amount of NOK 27,000,000 including interest.

•	Equity capital shall as a minimum be 20%.

•	The subordinated loan in the amount of NOK 30,000,000 provided by Lundin Petroleum BV to OER Oil AS shall not be repaid, nor shall interest be calculated on it, without Handelsbanken’s consent. A supplement to the borrowing agreement will be drawn up, stating that the loan ranks below debt OER Oil As owes now or incurs in the future to Handelsbanken. A declaration ceding priority will be approved by the bank before disbursement takes place.

•	Lundin Petroleum AB must maintain an ownership stake in OER Oil AS of at least 50.1%.

•	Mergers, demergers and operatorships in fields require the approval of the bank.

•	OER will report production forecasts cash flow forecasts and quarterly accounts no later than 45 days after the end of each quarter. Annual accounts approved by an auditor will be forwarded to Handelsbanken without unaccounted delay and no later than 180 days after yearend.

•	Handelsbanken’s offer of financing must be review and approved by the Board of Directors of OER Oil AS. Duly certified minutes of the Board of Directors’ deliberations on this matter must be submitted as documentation.

The debt instrument loan is granted on the basis of the information furnished by yourselves and on the aforementioned conditions. In the event of major deviations from the underlying assumptions the situation will be reviewed in relation to the debt instrument loan’s provision on premature maturity.

The drawing facility (line of credit) will run for one year at a time and may be renewed annually by the bank on the basis of the submitted annual accounts and other relevant information and preconditions specified by the bank. In the event of major deviations from the assumptions concerning operations, the drawing limit (line of credit) will be reviewed in relation to the provisions on premature maturity, cf. the contract for the credit line.

Financing is granted on the basis of the information furnished by yourselves and the above conditions. For the purpose of arranging security we will need:

•	a certified copy of the most recent certificate of registration no more than six months old

•	the name of the company in which the mortgaged item is insure, and

•	the policy-number

Should you wish to take advantage of our offer, we would ask you to register your acceptance on the attached copy of a letter of acceptance within fourteen days.

Financing will be made available to you as soon as the documents have been signed and the above security has been arranged with the required priority and DnB Gjensidige Nor confirms that the bank has deleted its mortgage in return for the redemption of loans and credits made available to OER Oil AS.

Please contact the undersigned to make an appointment to arrange the formalities. Thank you for you application and we look forward to fruitful cooperation.

Yours sincerely,
Handelsbanken

Rold Bruce (signed) Bank Manager	Finn Ove Arnestad (signed)

Enclosure: Copy of letter of acceptance

The offer is hereby accepted
OER Oil AS (borrower)

Place/date: Oslo, 26 January 2004

Steinar Hagen (signed)
Signature/signature as per Certificate of Registration

True translation certified